UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ROBERT W. POSTMA WATERMILL ASSET MANAGEMENT CORP. JAIME VIESER HOLGER WEIS
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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WaterMill Asset Management Corp., together with the other participants named herein (collectively, “WaterMill”), has filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from shareholders of Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of WaterMill’s three highly-qualified nominees.

Item 1: On December 12, 2020, WaterMill issued the following press release:

WaterMill Asset Management Addresses Ziopharm Oncology’s Latest Distortion and Recent Threat

Clarifies That Decision to Extend Consent Goal Date to December 15 Stems From a Proxy Advisory Firm Improperly Executing Shareholder Votes

Emphasizes Ziopharm Possessed Complete Line of Sight Into Improperly Executed Votes Prior to Issuing its Disingenuous Friday Night Press Release

Highlights Ziopharm’s Most Recent Public Claim of Wanting an “Amicable Resolution” Comes One Day After External Counsel – Paid With Shareholder Resources – Privately Reserved the Company’s Right to File a Lawsuit Against WaterMill and Seek to Challenge the Consent Vote

NEW YORK--(BUSINESSWIRE)--WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”) today responded to the latest element of the low-road campaign that Ziopharm Oncology, Inc. (NASDAQ: ZIOP) (“Ziopharm” or the “Company”) is waging in response to our consent solicitation.

Robert Postma, principal and founder of WaterMill, commented:

“This latest chapter of Ziopharm’s low-road campaign only validates our view that the recent additions of Kevin Buchi and Mary Thistle to the Board of Directors have done nothing to change the Company’s anti-shareholder culture. It seems clear to us that Chairman Scott Tariff has simply surrounded himself with more allies from Ziopharm’s interconnected network rather than the best available directors. Indeed, the Company would not continue to disseminate blatant distortions and start threatening WaterMill if its Board of Directors truly valued and respected shareholders.

We also want to take the opportunity to make clear that our decision to extend the consent solicitation goal date to December 15 followed a proxy advisory firm improperly executing certain shareholders’ votes. We question why Ziopharm would issue a press release questioning our decision to extend and allow votes to be properly tabulated, especially given that the Company had full line of sight into the apparent errors. We believe it is equally important to highlight for shareholders that Ziopharm’s most recent public claim of wanting an ‘amicable resolution’ comes approximately one day after its external counsel – paid for by shareholders – issued a threatening letter to WaterMill’s counsel that indicated the Company was considering suing us and seeking to invalidate the consent vote. It should be a wake-up call to all shareholders that the incumbent Board of Directors would have the Company’s representatives even suggest that a challenge to this vote is on the table.

Although Ziopharm’s corporate governance is clearly broken, shareholders can rest assured that the WaterMill slate intends to put this contest behind us and help build bridges in the boardroom. If elected, Jaime Vieser, Holger Weis and I also plan to provide valuable support to Chief Executive Officer Laurence Cooper and the management team. We intend to help Ziopharm establish a disciplined capital allocation policy, prioritize accretive initiatives and ensure the Company does not run out of capital. We believe our full slate is the right solution at the right time for Ziopharm.”

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Consent Instructions

•	We urge Ziopharm shareholders to consent to all five proposals on the WHITE consent card today by signing, dating and returning it in the postage-paid envelope provided.
•	Please vote each and every WHITE consent card you receive since you may own multiple accounts.
•	If you have already voted a Green revocation card from Ziopharm, a later-dated vote on the WHITE consent card will revoke that vote.
•	December 15, 2020 is our goal for the submission of written consents. Effectively, this means that you have until December 15, 2020 to consent to the proposals.
•	You may only consent by voting the WHITE consent card. Please throw away all Green revocation cards you receive.

Learn more at www.FixZiopharm.com.

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Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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Item 2: On December 14, 2020, WaterMill posted the following materials to www.FixZiopharm.com: